Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Alterity Therapeutics Limited of our report dated August 28, 2026 relating to the financial statements, which appears in Alterity Therapeutics Limited’s Annual Report on Form 20-F for the year ended June 30, 2026.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Melbourne, Australia
September 18, 2026